EXHIBIT 99.1

Contact John Jackson
212-521-5916

For Immediate Release

RENAISSANCE COSMETICS, INC. ANNOUNCES PRELIMINARY RESULTS

New York, February 3, 1998: Renaissance Cosmetics, Inc. today announced that its operating results for its third fiscal quarter ended December 31, 1997 would be significantly below analysts' expectations. Robert Corso, the Company's Chief Financial Officer, indicated that the Company expected net sales for the quarter to be between $53 and $55 million, resulting in a loss before interest, taxes, depreciation and amortization in the range of $14 to $16 million, after giving effect to certain balance sheet adjustments referenced below. Mr. Corso stressed that these expected results represented estimates and were subject to change, which could be material, as the Company continues to finalize the quarter's operating results. The Company expects to report final results for the quarter during the week of February 16, 1998.

Mr. Corso stated that the third quarter results reflect lower than expected holiday fragrance sales, lower than expected sales from the Company's "Cosmar" brand, and weakness in the Company's Brazilian business caused by local economic conditions. Norbert Becker, the Company's Chief Executive Officer, explained:
"This is the second holiday season in a row in which the mass market fragrance industry underperformed relative to industry expectations. In our opinion, we must now conclude that our business environment has changed fundamentally, and the way fragrance companies have done business in the past will not be successful in this new environment. We owe it to our financial and trade partners, as well as our employees, to examine and reconsider every aspect of our business and tailor it as necessary to fit the current industry environment. We continue to be committed to the fragrance business and believe that our long term strategy will be successful, but the way we execute that strategy must change."

Terry Theodore, the Company's Chairman, stated that "In October 1997 when I became Chairman, I started working with the new CEO and his management team to assess every aspect of how Renaissance does business, and I am confident that management is taking the Company in the right direction to maximize the Company's operating performance and value for each of its constituencies. In light of the changing market conditions, management and I agree that every department at Renaissance must change the way it operates, and this will affect how we manufacture, market, sell and account for our operations. "

In light of changing market conditions, the Company performed a comprehensive review of its balance sheet that resulted in adjustments to estimates of reserves for sales returns, customer chargebacks, accounts receivable, trade promotions and inventory of

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approximately $16 million. Certain of these adjustments reflect actual costs related to prior year activities that exceeded the estimated accruals established at March 31, 1997.

Mr. Corso added that the Company believes that the factors that affected the Company's performance in the third quarter would cause the Company's fourth quarter performance to be significantly below analysts' expectations as well. "In addition," he said, "the reexamination of our business that Mr. Becker mentioned will likely result in a restructuring charge in the fourth quarter in an amount not yet determined. While this will adversely affect the reported operating results, the underlying changes that we will make to our business will be important factors in our ability to operate successfully in the future."

The Company's operating results for its third fiscal quarter will result in covenant defaults under its revolving credit facility, which would preclude additional borrowing under that facility unless the Company obtains a waiver of the defaults. "We have initiated discussions with our secured lenders, and we hope to obtain an appropriate waiver," said Mr. Corso. There can be no assurance that the requisite waiver will be obtained from the Company's lenders. If it is not obtained, the lenders would have the right to preclude additional borrowings and accelerate the Company's obligation to repay the approximately $52 million that is currently outstanding under the facility. Accordingly, failure by the Company to obtain a waiver of the covenant default would have a material adverse effect on the Company.

The Company is reviewing its cash requirements to ensure that its liquidity over the upcoming year will accommodate the marketing, product launch and other trade-related efforts that are essential to the Company's business success in the current market environment. This review will include an assessment of the Company's ability to make the February 15, 1998 semiannual interest payment due in connection with the Company's $200 million aggregate principal amount of 11-3/4% Senior Notes due in 2004.

The Company is a manufacturer and marketer of mass market fragrances and cosmetics sold in the United States and internationally. Statements contained in this news release, if not historical, are forward looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties that could cause actual results to differ materially from the results described in the forward looking statements. Such risks and uncertainties include the Company's high level of debt and leverage, the effect on the Company of restrictive debt covenants, the Company's dependence on key personnel, competition in the Company's markets, changes in the retail industry, the effects of seasonality and the Company's reliance on the year-end holiday season and risks inherent in foreign operations. A further discussion of factors that could affect the Company's results is included in the Company's reports filed with the Securities and Exchange Commission.



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